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                                                               EXHIBIT 3.15

                 AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF
                    LOUISIANA RIVERBOAT GAMING PARTNERSHIP

     THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this "Agreement"), effective as of May 15, 1997, is entered into by and among CSNO, Inc., and LRGP Holdings, Inc. (individually, a "Partner" and collectively, the "Partners"), each appearing through its undersigned officer who personally appeared before the respective Notaries Public on the dates stated below and declared under oath that they recite and agree as follows:


                                 1. Formation

     The then-partners of the Partnership executed that certain Partnership Agreement dated as of January 4, 1993, as amended by the First Amendment to Partnership Agreement effective as of August 31, 1993, as amended by the Second Amendment to Partnership Agreement effective as of April 20, 1995, as amended by the Third Amendment to Partnership Agreement effective as of December 29, 1995, as amended by the Fourth Amendment to Partnership Agreement effective as of August 6, 1996. The Partners hereby amend and restate the January 4, 1993 Partnership Agreement, as amended, in full, hereby reestablishing the terms of the operation of Louisiana Riverboat Gaming Partnership (the "Partnership"), a Louisiana partnership, pursuant to Book III, Title XI of the Louisiana Civil Code, the Louisiana Partnership law (the "LaPL").


                                    2. Name

     The name of the Partnership is and shall be Louisiana Riverboat Gaming Partnership, and all assets of the Partnership shall be held in and the business of the Partnership may be conducted under said name or under such other name or names as the Partners may deem advisable.


                        3. Principal Place of Business

     Both the registered office in Louisiana and the principal business office of the Partnership (the "Principal Business Office") shall be located at 711 Isle Of Capri

Boulevard, Bossier City, Louisiana 71111, or at such other location as may be designated by the Partners from time to time.

                                  4.  Purpose

     The only purposes for which the Partnership is created and is to exist are:
(i) to acquire, construct, develop and equip an Excursion Gambling Boat or Boats, including a dock or mooring facility for the Boat(s), with respect to the proposed operation of the Boat(s) from a facility or dock in Bossier City, Louisiana, (ii) to acquire, construct, develop and equip a land based facility with gaming devices, when permitted by law, and (iii) to own and operate, directly or indirectly, a riverboat casino and related facilities in Lake Charles, Calcasieu Parish, Louisiana. Each of the Partners agrees to use its best efforts to secure the necessary governmental and other approvals, permits and licenses for the accomplishment of these purposes. The Partnership shall not engage in any business or activity other than those reasonably incidental to the implementation of the foregoing purposes without written consent of the Partners.


              5.  Accounting and Reports for the Partnership

     (a) Records and Accounting. The books and records of the Partnership shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods selected by the Directors from time to time, and if not so selected, the books and records shall be maintained in accordance with generally accepted accounting principles consistently applied. The books and records of the Partnership shall reflect all the Partnership's transactions and shall be appropriate and adequate for the Partnership's business. The accounting year of the Partnership for financial reporting and for federal income tax purposes shall be consistent with that of the Partners.

     (b) Access to Accounting Records. All books, records, files, securities and other documents or information maintained by the Partnership shall be maintained at the Principal Business Office or at any other office of the Partnership agreed to by the Directors and each Partner, as well as its duly authorized representative(s), shall have access to all books and records at the offices of the Partnership and the right to inspect and copy them at reasonable times and upon reasonable notice. Notwithstanding the foregoing, each Partner shall have the inspection rights granted by Article 2813 of the LaPL.

     (c) Outside Consultants. The Partnership may obtain the services of outside accountants, attorneys and other consultants.

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     (d) Reports. The Partnership shall use its best efforts to send the following information to each person who was a Partner at any time during the year then ended:

          (1) Such tax information regarding all items attributable to the Partnership as shall be necessary for inclusion in federal income tax returns by the Partners.

          (2) The balance sheet of the Partnership as of the end of such year and statements of operations and changes in Partners' capital contributions, prepared in accordance with the accounting method selected. The information shall also set forth distributions to the Partners for the period covered thereby and the amount of any distributions released from reserves established in prior periods.


                 6.  Partnership Interests and Capital Accounts

     (a) Partnership Interests and Organization. Exhibit A to this Agreement states (1) the relative interests of each Partner (the "Partnership Interests") in the Partnership, and (2) the initial contribution of cash or property of each Partner.

     (b) Certificates for Partnership Interests. The Partnership Interests shall not be represented by any certificate of partnership or other evidence of partnership other than this Agreement.

     (c) Addition to or Withdrawal of Capital Contributions. Additional capital may be contributed to the Partnership, or capital may be withdrawn, but only as authorized by appropriate administrative actions under this Agreement.

     (d) Capital Accounts. The capital accounts of the Partners shall initially be set as determined by the accountants for the Partnership or by written unanimous consent of the Partners, and a Partner's capital account shall, from time to time, be:


     (1)  Increased by:

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          (A)  Any additional capital contributions of the Partner as authorized by appropriate administrative actions under this Agreement;

          (B) The Partner's share of profits of the Partnership, determined pursuant to this Agreement, during each fiscal year, whether or not distributed; and

          (C) The agreed fair market value of any property (less liabilities assumed by the Partnership) contributed by the Partner; or


          (2)  Decreased by:

          (A) All distributions, whether of the capital or income, to or for the account of the Partner (other than payments received by the Partner in repayment of any loan);

          (B) The Partner's share of losses of the Partnership determined during each fiscal year pursuant to this Agreement; and

          (C) The agreed fair market value of any property (less liabilities assumed by the Partner) distributed by the Partnership to the Partner.

The foregoing provisions are intended to comply with the provisions contained in Treasury Regulations 1.704-1(b)(2)(iv) under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and capital accounts shall be maintained in accordance with these provisions.


                         7.  Administrative Provisions

     (a) Directors. All powers shall be vested in, and the business and affairs of the Partnership shall be managed by, a Board of Directors of not less than three, nor more than seven. At each annual meeting, the Partners shall determine the number of Directors. The number of Directors may be increased by the Partners or by the Directors or may be decreased by the Partners or in the event of any vacancy or vacancies, by the Directors to eliminate such vacancies. Any decrease in the number of Directors by the

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Partners shall have the effect of terminating the term of office of all
Directors unless the effect of such decrease is merely to eliminate a vacancy or vacancies. If such decrease terminating the term of office of all Directors is effected at a meeting of Partners, the new Directors shall be elected at such meeting. Each Director shall hold office until the annual meeting held next after his election and until his successor shall have been elected and qualified, until he shall resign or until he shall have been removed by the Partners in the manner provided by law.

     (b) Vacancies. If a vacancy on the Board of Directors occurs by reason of death, resignation, removal or otherwise or if a newly created directorship results from an increase in the number of Directors, such vacancy may be filled for the unexpired term by a majority vote of the Directors then in office or by the sole remaining Director, although less than a quorum exists. Each person so elected shall be a Director until his successor is elected by the Partners, who may make such election at their next annual meeting or any special meeting duly called for that purpose.

     (c) Meetings of Directors. Regular meetings of the Directors shall be held at such time and place as may from time to time be determined by the Directors. No notice need be given of any regular meeting. Special meetings of the Directors may be held at such time and place as may be designated in the notice or the waiver of notice of the meeting. Special meetings of the Directors may be called by the Chairman of the Board, the President, by any two (2) Directors, or by any one (1) Director when there are two (2) Directors or less then serving. Unless notice shall be waived by all Directors, notice of any special meeting (including a statement of the purposes thereof) shall be given to each Director at least twenty-four (24) hours in advance of the meeting if oral or two (2) days in advance of the meeting if by mail, telegraph or other written communication. Attendance at a meeting by any Director, without objection in writing by him, shall constitute his waiver of notice of such meeting. A majority of the total number of Directors shall constitute a quorum for the transaction of business; provided, however, that if any vacancies exist by reason of death, resignation, removal or otherwise, a majority of the remaining Directors shall constitute a quorum for the purpose of filling of such vacancies.

     (d) Disclosure to Gaming Regulatory Authorities. Each Director must agree to provide such background information, including a financial statement, and consent to such background investigation, as may be required by gaming regulatory authorities of any state or other jurisdiction in or subject to which the Partnership does or proposes to do business, and must agree to respond to questions from such gaming regulatory authorities. If any Director is unwilling or unable to obtain within a reasonable period of

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time any necessary approval by gaming regulatory authorities in any such state or other jurisdiction, then such Director shall, if so requested by a majority of the remaining Directors, resign as a Director. If and to the extent required by the gaming regulatory authorities of any state or other jurisdiction in which the Partnership does or proposes to do business, or of any state or jurisdiction whose laws or regulations are otherwise applicable to the Partnership, such Director shall abstain from participating in any action with respect to operations of the Partnership in such state or jurisdiction pending such background check or approval.

     (e) Officers. The Partnership shall have officers elected by the Directors. Each of the officers shall have all such powers, responsibilities and obligations as are associated by custom or statute with their respective offices under the Louisiana Business Corporate Law.

     (f) Authorizing Action. Any action to be taken by the Partners under the LaPL or this Agreement may be taken (1) at a meeting of the Partners, held on such terms and after notice required by this Agreement, or (2) by written action of the Partners. No notice need be given of any action proposed to be taken by written action, or an approval given by written action, unless specifically required by this Agreement. Copies of all written actions must be kept with the records of the Partnership.

     (g) Meetings. Meetings of the Partners hereunder will be held upon no less than seven (7) and no more than forty-five (45) days prior to written notice delivered in accordance with this Agreement. Any Partner may vote at any meeting in person or by proxy. Participation in any meeting of the Partners may be in person or by telephone. Notice of any meeting may be waived in writing, either before or after the meeting. The presence of a Partner at any meeting shall constitute a waiver of notice and the form thereof, unless a Partner's presence at such meeting is solely for the purpose of objecting to the form of notice or the holding of a meeting without proper notice.

     (h) Certificates of Authority. Each of the Partners, the Directors, the Secretary and the Assistant Secretary is authorized to execute any certificate confirming the partnership of any Partner (including that of the certifying Partner), the authenticity of any records of the Partnership or the identity of any Partner, Director, manager, person or entity authorized to take action on behalf of the Partnership. Any person dealing with the Partnership may rely conclusively on any certificate executed by a Partner, Director, the Secretary or the Assistant Secretary and shall not have any obligation to investigate or verify the statements in the certificate or the Partner's, Director's, the Secretary's or the

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Assistant Secretary's authority to execute the certificate. This conclusive right to rely applies even in the case of actions listed in Article 2814 of the LaPL.

     (i) Indemnification. The Partnership shall, and hereby does, fully release, indemnify and hold any Partner, Director, officer, employee or agent of the Partnership harmless from and against any loss, claim or other liability the Partner, Director, officer, employee or agent of the Partnership may incur at any time as a result of the indemnitee's service to the Partnership, to the fullest extent permitted or required by the LaPL, as amended from time to time. The Partnership may advance expenses incurred by the indemnitee by appropriate administrative action under this Agreement following the Partnership's receipt of the indemnitee's agreement to reimburse the Partnership for the advance in the event of a determination that the indemnitee is not entitled to indemnification by the Partnership.

     (j) Admission of Additional Partners. The Partners may admit to the Partnership additional Partners who will participate in the profits, losses, cash available for distributions, and ownership of the assets of the Partnership only by joint action of the Partners.


                              8.  Profit or Losses

     The net profits or the net losses (and any separately stated items, including without limitation, depreciation, amortization and tax credits) of the Partnership shall be allocated to the Partners, pro-rata in accordance with their Partnership Interests in the Partnership.



                                 9.  Distributions

     From time to time, the Directors may authorize the Partnership to make distributions to the Partners for the purpose of defraying the annual tax liability caused by the Partnership's profits. The Partnership may make other distributions to the Partners if the Partners approve such distributions by joint action. Any distributions shall be made pro-rata to the Partners in accordance with their Partnership Interests in the Partnership.

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                                 10.  Dissolution

          (a) Events Causing Dissolution. The following events (each a "Dissolution Event") shall cause a dissolution of the Partnership:

          (1) The consent of the Partners by joint action.

          (2) The withdrawal, expulsion, bankruptcy or dissolution of a Partner, the sale or redemption of a Partner's entire Partnership Interest, or the occurrence of any other event which terminates the continued partnership of a Partner in the Partnership pursuant to the LaPL.

          (3) The entry of a judicial decree of dissolution under the LaPL.

          (b) Continuation of the Partnership. In certain circumstances after a Dissolution Event, the remaining Partners may choose to continue the Partnership and the Partnership shall continue, uninterrupted by the Dissolution Event, as if the Dissolution Event had not occurred. However, the remaining Partner shall not have this option after the entry of a judicial decree of dissolution. The remaining Partner may exercise the option only within 90 days after the Dissolution Event and only if the remaining Partner admits at least one additional Partner, if the LaPL so requires.

          (c) Winding Up the Partnership. Upon dissolution, the Partners shall wind up the Partnership and liquidate its assets and liabilities according to Articles 2832 through 2835 of the LaPL. After the Dissolution Event and until completion of the winding up, the Partners may continue to conduct the business of the Partnership pursuant to the Administrative Provisions of this Agreement. However, the Partnership shall not conduct any business that is inimical to the winding up of the Partnership.

          (d) Gains or Losses in Winding Up. Any gains or losses on disposition of Partnership properties in the process of liquidation will be credited or charged to the Partners in the proportion of their Partnership Interests. Any property distributed in kind in the winding up must be valued and treated as though the property were sold and the cash proceeds were distributed. The difference between the value of the property distributed in kind and its book value will be treated as a gain or loss on the sale of the property and credited or charged to the Partners in proportion to their Partnership Interests.


                  11.  Restrictions on Transfers of Interests

                                      -8-
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          (a)  Transfers Limited.  Except as expressly permitted herein,
Partners shall not sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (herein sometimes collectively called a "transfer"), any part or all of their Partnership Interests.

          (b) Permitted Transfers. Notwithstanding the limitation on transfers stated in this Agreement, a Partner may from time to time transfer all or any portion of the Partner's Partnership Interest, if the transfer (1) would not result in a "termination" under Section 708 of the Internal Revenue Code, (2) would not leave the Partnership with fewer than two Partners, if the LaPL so requires, and (3) is to any of the following (collectively, "Permitted Transferees"):

          (A)  A transferee approved by the other Partner,

          (B) One or more of the affiliates of a Partner (controlled by or under common control with the Partner) at the time of the transfer, or

          (C) Any other legal entity in which all of the interests are, and will continue to be, owned by the Partner or one or more such affiliates.


The approval of a transferee in any one or more instances shall not limit or waive the need for such approval in any other or subsequent instances.

          (c) Transferee. If a transfer occurs by operation of law or contrary to this Agreement's prohibition on certain transfers, and the transferee is not a Permitted Transferee, the transferee shall not have any right to participate in the management of the business and affairs of the Partnership or become a Partner. For purposes of voting, the Partnership Interest of the transferring Partner shall not be counted in determining whether votes of the Partners constitute joint actions. A transferee shall only be entitled to receive the share of profits or other compensation by way of income and the return of contributions to which the transferring Partner would otherwise be entitled. Additionally, the transfer shall not relieve a transferring Partner of any liability hereunder.

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

          (d) Substituted Partner. A substituted Partner is a person who has been admitted to all the rights of a Partner who has transferred or assigned its Partnership Interests in the Partnership as provided for herein. The substituted Partner has all the rights and powers and is subject to all the restrictions and liabilities of his assignor.

          (e) Additional Limitations. As a condition to the effectiveness of a transfer to a Permitted Transferee, the Permitted Transferee shall execute a ratification of this Agreement and shall deliver it to the other Partners. The other Partners may also impose other conditions of transfer and require the execution and delivery of other agreements as they reasonably determine to be necessary to avoid the violation of any federal and state law with respect to the transfer and to evidence the transferee's agreement to be bound by this Agreement.

                            12.  General Provisions

          (a) Choice of Law. The validity of this Agreement is to be determined under, and the provisions of this Agreement are to be construed in accordance with, the laws of the State of Louisiana.

          (b) Binding Effect. This Agreement is to be binding upon, and inure to the benefit of the successors and permitted assigns of the Partners.

          (c) Gender and Plurality. Wherever applicable, the pronouns designating the masculine or neuter will equally apply to the feminine, neuter or masculine genders. Furthermore, wherever applicable within this Agreement, the singular will include the plural and vice versa. The term "person" when used herein shall include a natural person and all forms of entities, including, without limitation, a corporation, trust, association, partnership, limited partnership, partnership in commendam, limited liability company or limited liability partnership.

          (d) Notices. All notices, demands, and other writings required herein, or delivered in connection herewith, may be either delivered in person or by private courier (which shall be effective upon delivery), by facsimile or similar communication (which shall be effective upon confirmation of delivery on the sender's facsimile machine or other communication device), or by prepaid registered or certified mail (which shall be effective five business days after being so mailed) to the addresses or facsimile numbers for notice set forth as follows:

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               CSNO, Inc.
               711 Washington Loop
               Biloxi, Mississippi 39530

               LRGP Holdings, Inc.
               711 Washington Loop
               Biloxi, Mississippi 39530


These addresses or facsimile numbers shall continue to constitute the appropriate ones for notices under this Agreement until the receiving Partner notifies each other Partner in writing of a change.

          (e) Captions. Article, section and paragraph captions and head notes are for reference purposes only and will not be considered to affect context.

          (f) Severability. If any part of this Agreement is found by a court of competent jurisdiction to be void, against public policy or otherwise unenforceable, the part shall be reformed by the court to the extent necessary to make such provision enforceable. If the entire provision is deemed unenforceable by the court, the provision shall be deleted. In either event, this Agreement and each of the remaining provisions of it, as so amended, shall remain in full force and effect.

          (g) Integration. This Agreement embodies the entire agreement and understanding among the Partners and supersedes all prior agreements and understandings, if any, among and between Partners relating to the subject matter hereof.

          (h) Counterparts. This Agreement may be executed in several counterparts and that all counterparts so executed are to constitute one agreement binding all Partners, notwithstanding the fact that all Partners are not signatories to the original or to the same counterpart. Any party hereto may execute this Agreement by facsimile signature or similar form of communication, and such signature shall be legal and valid for all purposes. Each party so executing this Agreement shall promptly sign an original hereof and deliver the originally signed document to the other Partner.

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          THUS DONE AND PASSED, on the date stated below, before me, the undersigned Notary Public, duly commissioned and qualified in and for the parish or county and the state of the Notary's jurisdiction as stated below, by the personal appearance of CSNO, Inc., as Partner, appearing through its undersigned officer, who acknowledged and declared under oath, in the presence of the two undersigned witnesses, that the Partner signed this Agreement as the Partner's free act and deed for the purposes stated herein.

                                    CSNO, INC.


/s/ Kyra H. Monk                    /s/ Allan B. Solomon
----------------                    ---------------------------------------
Witness                             Allan B. Solomon
                                    Executive Vice President, General
                                    Counsel and Secretary
/s/ Witness
-----------
Witness


                                    September 17, 1997
                                    ---------------------
                                    Date


                    /s/ Michelle Annette Goodman
                    ----------------------------
                        NOTARY PUBLIC


Notary's jurisdiction: Mississippi
                       ----------------------------

Term expires: December 21, 1997
              -----------------

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          THUS DONE AND PASSED, on the date stated below, before me, the undersigned Notary Public, duly commissioned and qualified in and for the parish or county and the state of the Notary's jurisdiction as stated below, by the personal appearance of LRGP Holdings, Inc., as Partner, appearing through its undersigned officer, who acknowledged and declared under oath, in the presence of the two undersigned witnesses, that the Partner signed this Agreement as the Partner's free act and deed for the purposes stated herein.

                                    LRGP HOLDINGS, INC.


/s/ Kyra H. Monk                    /s/ Allan B. Solomon
----------------                    ---------------------------------------
Witness                             Allan B. Solomon
                                    Executive Vice President, General
                                    Counsel and Secretary
/s/ Witness
-----------
Witness


                                    September 17, 1997
                                    ------------------
                                    Date


                    /s/ Michelle Annette Goodman
                    ----------------------------
                        NOTARY PUBLIC


Notary's jurisdiction: Mississippi
                       ----------------------------

Term expires: December 21, 1997
              -----------------

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 EXHIBIT A TO AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF LOUISIANA RIVERBOAT
                               GAMING PARTNERSHIP


                Initial Partnership Interests and Contributions





Partner
                            Percentage            Contribution

CSNO, Inc.                      50                $1000.00

LRGP Holdings, Inc.             50                $1000.00




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